Exhibit 99.3

FOR IMMEDIATE RELEASE

Allscripts Sets Record Date for Previously Announced Special Cash Dividend

CHICAGO, IL – September 29, 2008 – Allscripts Healthcare Solutions, Inc. (“Allscripts”) (NASDAQ: MDRX), the leading provider of clinical software, connectivity and information solutions that physicians use to improve healthcare, announced today that its Board of Directors has set October 9, 2008 as the record date for the previously announced special cash dividend in connection with the pending transactions with Misys plc. The payment of the special cash dividend is contingent upon the closing of the transactions contemplated by the Agreement and Plan of Merger dated as of March 17, 2008 (the “Merger Agreement”) by and among Misys plc, Misys Healthcare Systems, LLC, Allscripts and Patriot Merger Company, LLC, which is conditioned upon, among other customary conditions, receipt of certain approvals of Allscripts stockholders and Misys shareholders, which are being sought at meetings scheduled for October 6, 2008.

The special cash dividend will be paid from the proceeds of the share issuance contemplated by the Merger Agreement. The approval of such share issuance is being sought at Allscripts’ 2008 annual meeting of stockholders to be held on October 6, 2008. The special cash dividend is in the aggregate amount of $330,000,000; the corresponding per share amount of the special cash dividend will not be determined until the actual number of shares of Allscripts common stock outstanding as of the close of business on the record date of October 9, 2008 is determined. The payment of the special cash dividend will be made on October 17, 2008 on a pro-rata basis in respect of all shares of Allscripts common stock outstanding as of the close of business on the record date. Holders of Allscripts common stock who sell their shares through the payment date also will be selling their right to receive the special cash dividend. The ex-dividend date for the special cash dividend is expected to be October 20, 2008.

About Allscripts

Allscripts (Nasdaq: MDRX) is the leading provider of clinical software, connectivity and information solutions that physicians use to improve healthcare. The company's unique solutions inform, connect and transform healthcare, delivering improved care at lower cost. More than 40,000 physicians and thousands of other healthcare professionals in clinics, hospitals and extended care facilities nationwide utilize Allscripts to automate everyday tasks such as writing prescriptions, documenting patient care, managing billing and scheduling, and safely discharging patients, as well as to connect with key information and stakeholders in the healthcare system. To learn more, visit Allscripts at www.allscripts.com.

Additional Information and Where to Find It

This communication is being made in respect of the proposed business combination involving a subsidiary of Allscripts and Misys Healthcare Systems, LLC (“MHS”), a wholly owned subsidiary of Misys plc (“Misys”). In connection with this proposed transaction, Allscripts has filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement. BEFORE MAKING ANY DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTION. Investors and security holders can obtain copies of Allscripts’ materials (and all other offer documents filed with the SEC) when available, at no charge on the SEC’s website: www.sec.gov. Copies can also be obtained at no charge by directing a request for such materials to Allscripts at 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654, Attention: Lee Shapiro, Secretary. Investors and security holders may also read and copy any reports, statements and other information filed by Allscripts with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room. Allscripts’ directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be participants in the solicitation of proxies from the stockholders of Allscripts in favor of the proposed transaction. Information about Allscripts, its directors and its executive officers, and their ownership of Allscripts’ securities, is set forth in its definitive proxy statement for the 2008 Annual Meeting of Stockholders of the Company, which was filed with the SEC on August 21, 2008.

Forward-Looking Statements

This communication contains forward-looking statements. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Forward-looking statements may be identified by words such as “believes”, “expects”, “anticipates”, “estimates”, “projects”, “intends”, “should”, “seeks”, “future”, continue”, or the negative of such terms, or other comparable terminology. Such statements include, but are not limited to, statements about the expected benefits of the transaction involving Allscripts, Misys Healthcare Systems, LLC and Misys, including potential synergies and cost savings, future financial and operating results, and the combined company’s plans and objectives. In addition, statements made in this communication about anticipated financial results, future operational improvements and results or conditions and approvals are also forward-looking statements. Such forward-looking statements are subject to numerous risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Such factors may include, but are not limited to: (1) the occurrence of any event, development, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that have been or may be instituted against Allscripts, Misys or MHS and others following announcement of entering into the merger agreement; (3) the inability to complete the proposed transaction due to the failure to obtain stockholder or shareholder approval or the failure of any party to satisfy other conditions to completion of the proposed transaction; (4) risks that the proposed transaction disrupts current plans and operations and potential difficulties in employee retention as a result of the merger; (5) the ability to recognize the benefits of the merger; (6) legislative, regulatory and economic developments; and (7) other factors described in filings with the Securities and Exchange Commission. Many of the factors that will determine the outcome of the subject matter of this communication are beyond Allscripts’, Misys’ and MHS’ ability to control or predict. Allscripts can give no assurance that any of the transactions related to the merger will be completed or that the conditions to the transactions will be satisfied. Allscripts undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Allscripts is not responsible for updating the information contained in this communication beyond the published date, or for changes made to this communication by wire services or Internet service providers.

Allscripts Contacts:

Dan Michelson

Chief Marketing Officer

312-506-1217

dan.michelson@allscripts.com

Todd Stein

Senior Manager/Public Relations

312-506-1216

todd.stein@allscripts.com

Bill Davis

Chief Financial Officer

312-506-1211

bill.davis@allscripts.com